INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. ANNOUNCES
FIRST QUARTER 2021 FINANCIAL RESULTS AND REVENUE GUIDANCE INCREASE

Indianapolis, IN - May 10, 2021 - Infrastructure and Energy Alternatives, Inc. (NASDAQ: IEA) (“IEA” or the “Company”), a leading infrastructure construction company with renewable energy and specialty civil expertise, today announced its financial results for the quarter ended March 31, 2021.

First Quarter Highlights

•Backlog increased by $606.3 million during the quarter to a record amount of $2.7 billion; the Company expects to realize $1.9 billion of this backlog in the next 12 months.
•Revenue totaled $276.4 million, as compared to $358.2 million for last year’s first quarter.
•Operating loss of $(8.3) million, as compared to income of $3.6 million for last year’s first quarter.
•Net loss of $(20.4) million, or $(0.91) per diluted share, as compared to $(12.7) million, or $(0.66) per diluted share, for last year’s first quarter.
•Adjusted EBITDA of $3.4 million as compared to $16.5 million for last year’s first quarter.
•The Company is increasing the lower end of its 2021 revenue guidance to $1.8 billion and is reiterating its 2021 Adjusted EBITDA guidance of $130 million to $140 million.

Management Commentary

“IEA’s performance for the first quarter 2021 was in line with our expectations,” said JP Roehm, IEA’s President and Chief Executive Officer. “We knew that the combination of last year’s unusually strong first quarter and our clients’ permitting delays resulting from the pandemic would make for a challenging quarter, especially when compared to last year’s first quarter. We are returning to more traditional seasonality this year, and we anticipate significantly improving financial performance throughout the rest of 2021. Our underlying business and market opportunities remain strong as shown by the increase in backlog during the quarter to a record level of $2.7 billion.”

Mr. Roehm continued, “We expect that the efforts to develop alternative sources of energy and to drive toward carbon neutrality will continue to generate significant opportunities for our wind and solar renewables business. We are expecting near-term increases in both our solar construction and wind services businesses. We also see near-term opportunity in our coal ash environmental remediation business. While the specifics of potential infrastructure funding legislation have not been determined, we anticipate the results will benefit both our rail and civil business. There are strong macro growth drivers across all aspects of our industry, which provide IEA an ability to achieve continuing financial growth.”

First Quarter Results

Revenue totaled $276.4 million in the first quarter of 2021, a decrease of 22.8%, or $81.8 million, compared to the first quarter of 2020. The reduction in the first quarter revenue compared to the prior-year period results primarily from the timing of construction of the Company’s renewable projects.

IEA’s revenue and profitability are historically the lowest in the first quarter of the year, as inclement weather can create challenging work environments that are costlier for customers or that cause project delays. Revenue then typically increases in the second and third quarters before declining again in the fourth quarter. In 2020, that traditional seasonality did not occur to the same extent. To ensure renewables projects would qualify for the then-anticipated stepdown in the production tax credit, customers initiated several projects in the fourth quarter of 2019. This early mobilization along with favorable weather conditions resulted in record first quarter revenue in 2020, strong second and third quarter performance, and a reduction in fourth quarter revenue as projects were completed earlier in the year.

For 2021, revenue is expected to revert to the traditional seasonality with the lowest revenue in the first quarter and increasing revenue for the next two quarters. This change in seasonality makes for a challenging comparison between revenues for the first quarter of 2020 versus revenues for the first quarter of 2021.

Segment Revenue

Revenue by segment was as follows:

	Three Months Ended March 31,
(in thousands)	2021		2020
Segment	Revenue	% of Total Revenue	Revenue	% of Total Revenue
Renewables	$180,374	65.3%	$248,746	69.5%
Specialty Civil	96,038	34.7%	109,417	30.5%
Total revenue	$276,412	100.0%	$358,163	100.0%

Renewables Segment revenue totaled $180.4 million, a decrease of $68.4 million compared to the prior year, primarily as a result of the anticipated production tax credit expiration. Specialty Civil Segment revenue totaled $96.0 million, a decrease of $13.4 million year-over-year, primarily due to the delayed starts and a slower bidding environment for the rail markets in the first quarter of 2021.

Segment Gross Profit

Gross profit by segment was as follows:

	Three Months Ended March 31,
(in thousands)	2021		2020
Segment	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
Renewables	$12,180	6.8%	$25,829	10.4%
Specialty Civil	4,361	4.5%	7,212	6.6%
Total gross profit	$16,541	6.0%	$33,041	9.2%

Gross profit for the first quarter totaled $16.5 million, a decrease of 49.9%, or $16.5 million, compared to the same period in 2020. As a percentage of revenue, gross profit was 6.0% in the quarter, as compared to 9.2% in the prior-year period. For the Renewables Segment, gross profit was $12.2 million, or 6.8% of revenue, for the first quarter of 2021, compared to $25.8 million, or 10.4% of revenue, for the same period in 2020. The decrease in gross profit percentage for the Renewables Segment was primarily related to lower utilization of equipment and labor compared to the prior year. For the Specialty Civil Segment, gross profit was $4.4 million, or 4.5% of revenue, for the first quarter of 2021, as compared to $7.2 million, or 6.6% of revenue, for the same period in 2020. This decrease in dollars and percentage resulted from a greater number of heavy civil projects in the current year compared to rail and environmental projects in the prior year.

Selling, general and administrative expenses of $24.8 million decreased 15.7%, or $4.6 million, in the first quarter of 2021 compared to the same period in 2020. The decrease in selling, general and administrative expenses was primarily driven by lower overall staff benefit costs in 2021 compared to 2020. As a percent of revenues, selling, general and administrative expenses were 9.0% in the first quarter of 2021, compared to 8.2% in the same period in 2020.

Interest expense decreased by $1.7 million compared to the same period in 2020. This decrease was primarily driven by lower effective interest rates on the Company’s term loan, offset by an increase in the dividend rate of 13.5% on the Company's preferred Series B stock dividend. The increase in rate was due to the Company's first net lien leverage ratio being above 1.5:1.0 at the end of the quarter.

Other expense decreased by $0.9 million to $0.2 million in the first quarter of 2021, compared to $1.1 million for the same period in 2020. This increase was primarily the result of the impact of the fair value adjustment of the Company’s series B preferred stock and private warrant liabilities.

Benefit for income taxes increased $1.5 million, to a benefit of $2.4 million in the first quarter of 2021, compared to $0.9 million for the same period in 2020. The effective tax rates for the period ended March 31, 2021 and 2020 were 10.5% and 6.4%, respectively. The higher effective tax rate in the quarter of 2021 was primarily attributable to higher executive compensation which is not deductible for federal and state income taxes.

Net loss was $(20.4) million, or $(0.91) per diluted share for the quarter, as compared a net loss of $(12.7) million, or $(0.66) per diluted share, in the first quarter of 2020.

Adjusted EBITDA was $3.4 million for the first quarter, as compared to $16.5 million in the first quarter of 2020. As a percentage of revenue, Adjusted EBITDA decreased to 1.2%, compared to 4.6% of revenue in the prior-year period. For a reconciliation of net income to Adjusted EBITDA, please see the appendix to this release.

Balance Sheet

As of March 31, 2021, the Company had $95.2 million of cash and cash equivalents and total debt of $364.2 million, which consisted of $173.3 million outstanding under its credit facility, $4.9 million of commercial equipment loans, and $186.0 million of Series B Preferred Stock. Series B Preferred Stock is mandatorily redeemable in 2025 and therefore is categorized as long-term debt. At the end of the quarter, the Company had $53.0 million of availability under its credit facility.

Backlog

IEA defines “backlog” as the amount of revenue the Company expects to realize from the uncompleted portions of existing construction contracts, including new contracts under which work has not begun and awarded contracts for which the definitive project documentation is being prepared.

The following table summarizes the Company’s backlog by segment as of March 31, 2021 and December 31, 2020:

(in millions)
Segments	March 31, 2021	December 31, 2020
Renewables	$1,948.7	$1,513.4
Specialty Civil	727.1	556.1
Total	$2,675.8	$2,069.5

The Company expect to realize approximately $1,851.7 million of its estimated backlog in the next twelve months.

Outlook

For the full year 2021, IEA is raising the lower end of its revenue guidance range and now anticipates revenue in the range of $1.80 billion to $1.95 billion, as compared to $1.75 billion to $1.95 billion previously. The Company is reiterating its Adjusted EBITDA guidance for the year of $130 million to $140 million. For a reconciliation of Adjusted EBITDA, please see the table at the end of this release.

Conference Call

IEA will hold a conference call to discuss its first quarter 2021 results tomorrow, May 11, 2021 at 11:00 a.m. Eastern Time. To join the conference call, please dial (877) 407-0784 (domestic) or (201) 689-8560 (international) and ask for Infrastructure & Energy Alternatives’ First Quarter 2021 Conference Call. To listen via the Internet, please visit the investor section of the Company’s website at https://ir.iea.net at least 15 minutes prior to the start of the call to download and install any necessary audio software. The conference call webcast will be archived on the Company’s website as well as available for replay by dialing 844-512-2921 or (412) 317-6671 (international) and providing the PIN code: 13718136.

About IEA

Infrastructure and Energy Alternatives, Inc. (IEA) is a leading infrastructure construction company with renewable energy and specialty civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country, IEA’s service offering spans the entire construction process. The Company offers a full spectrum of delivery models including full engineering, procurement, and construction, turnkey, design-build, balance of plant, and subcontracting services. IEA is one of the larger providers in the renewable energy industry and has completed more than 240 utility scale wind and solar projects across North America. In the heavy civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “seek,” “target,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact, included in this press release regarding expectations for the impact of COVID-19, future financial performance, business strategies, expectations for our business, future operations, liquidity positions, availability of capital resources, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. These forward-looking statements are based on information available as of the date of this release and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct. Forward-looking statements should not be relied upon as representing our views as of any subsequent date. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•potential risks and uncertainties relating to COVID-19, including the geographic spread, the severity of the disease, the scope and duration of the COVID-19 pandemic, actions that may be taken by governmental authorities to contain the COVID-19 pandemic or to treat its impact, and the potential negative impacts of COVID-19 on permitting and project construction cycles, the U.S. economy and financial markets;
•availability of commercially reasonable and accessible sources of liquidity and bonding;
•our ability to generate cash flow and liquidity to fund operations;
•the timing and extent of fluctuations in geographic, weather and operational factors affecting our customers, projects and the industries in which we operate;
•our ability to identify acquisition candidates and integrate acquired businesses;
•our ability to grow and manage growth profitably;
•the possibility that we may be adversely affected by economic, business, and/or competitive factors;
•market conditions, technological developments, regulatory changes or other governmental policy uncertainty that affects us or our customers;
•our ability to manage projects effectively and in accordance with management estimates, as well as the ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects;
•the effect on demand for our services and changes in the amount of capital expenditures by customers due to, among other things, economic conditions, commodity price fluctuations, the availability and cost of financing, and customer consolidation;
•the ability of customers to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice;
•customer disputes related to the performance of services;
•disputes with, or failures of, subcontractors to deliver agreed-upon supplies or services in a timely fashion;
•our ability to replace non-recurring projects with new projects;
•the impact of U.S. federal, local, state, foreign or tax legislation and other regulations affecting the renewable energy industry and related projects and expenditures;
•the effect of state and federal regulatory initiatives, including costs of compliance with existing and future safety and environmental requirements;
•fluctuations in equipment, fuel, materials, labor and other costs;
•our beliefs regarding the state of the renewable energy market generally; and
•the “Risk Factors” described in our Annual Report on Form 10-K filed with the SEC on March 8, 2021, and in our quarterly reports, other public filings and press releases.

We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:

Peter J. Moerbeek	Kimberly Esterkin
Chief Financial Officer	ADDO Investor Relations
Pete.Moerbeek@iea.net	iea@addo.com
800-688-3775	310-829-5400

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Consolidated Statements of Operations
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Revenue	$276,412	$358,163
Cost of revenue	259,871	325,122
Gross profit	16,541	33,041

Selling, general and administrative expenses	24,846	29,484
(Loss) income from operations	(8,305)	3,557

Other income (expense), net:
Interest expense	(14,359)	(16,065)
Other expense	(162)	(1,102)
Loss before benefit for income taxes	(22,826)	(13,610)

Benefit for income taxes	2,392	867

Net loss	$(20,434)	$(12,743)
Less: Convertible Preferred Stock dividends	(656)	(766)
Net loss available for common stockholders	$(21,090)	$(13,509)

Net loss per common share - basic	(0.91)	(0.66)
Net loss per common share - diluted	(0.91)	(0.66)
Weighted average shares - basic	23,057,731	20,522,216
Weighted average shares - diluted	23,057,731	20,522,216

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Consolidated Balance Sheets
($ in thousands, except per share data)
(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$95,173	$164,041
Accounts receivable, net	171,306	163,793
Contract assets	146,696	145,183
Prepaid expenses and other current assets	46,656	19,352
Total current assets	459,831	492,369

Property, plant and equipment, net	127,264	130,746
Operating lease assets	34,994	36,461
Intangible assets, net	23,818	25,434
Goodwill	37,373	37,373
Company-owned life insurance	4,519	4,250
Deferred income taxes	4,461	2,069
Other assets	436	438
Total assets	$692,696	$729,140

Liabilities and Stockholder's Equity (Deficit)
Current liabilities:
Accounts payable	$86,826	$104,960
Accrued liabilities	116,793	129,594
Contract liabilities	141,420	118,235
Current portion of finance lease obligations	24,728	25,423
Current portion of operating lease obligations	8,779	8,835
Current portion of long-term debt	2,379	2,506
Total current liabilities	380,925	389,553

Finance lease obligations, less current portion	27,053	32,146
Operating lease obligations, less current portion	27,736	29,154
Long-term debt, less current portion	160,229	159,225
Debt - Series B Preferred Stock	175,164	173,868
Warrant obligations	9,500	9,200
Deferred compensation	8,039	8,672
Total liabilities	$788,646	$801,818

Commitments and contingencies:

Series A Preferred Stock, par value, $0.0001 per share; 1,000,000 shares authorized; 17,483 shares and 17,483 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	17,483	17,483

Stockholders' equity (deficit):
Common stock, par value, $0.0001 per share; 150,000,000 and 150,000,000 shares authorized; 23,348,353 and 21,008,745 shares issued and 23,348,353 and 21,008,745 outstanding at March 31, 2021 and December 31, 2020, respectively	2	2
Additional paid in capital	32,467	35,305
Accumulated deficit	(145,902)	(125,468)
Total stockholders' deficit	(113,433)	(90,161)
Total liabilities and stockholders' deficit	$692,696	$729,140

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(20,434)	$(12,743)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,799	11,888
Warrant liability fair value adjustment	300	1,057
Amortization of debt discounts and issuance costs	2,859	2,237
Share-based compensation expense	727	1,113
Deferred compensation	—	(1,371)
Accrued dividends on Series B Preferred Stock	—	7,959
Deferred income taxes	(2,392)	(1,080)
Other, net	(902)	733
Change in operating assets and liabilities:
Accounts receivable	(7,513)	48,931
Contract assets	(1,513)	(14,548)
Prepaid expenses and other assets	(27,304)	(5,212)
Accounts payable and accrued liabilities	(31,593)	(104,760)
Contract liabilities	23,186	(8,381)
Net cash used in operating activities	(53,780)	(74,177)

Cash flow from investing activities:
Company-owned life insurance	(269)	599
Purchases of property, plant and equipment	(3,920)	(2,231)
Proceeds from sale of property, plant and equipment	667	1,719
Net cash (used in) provided by investing activities	(3,522)	87

Cash flows from financing activities:
Proceeds from long-term debt	—	46,000
Payments on long-term debt	(686)	(55,853)
Payments on finance lease obligations	(7,971)	(5,781)
Proceeds from issuance of Series B Preferred Stock	—	350
Proceeds of issuance of employee stock awards	—	196
Shares repurchased for tax withholding on release of restricted stock units	(2,909)	—
Net cash used in financing activities	(11,566)	(15,088)

Net change in cash and cash equivalents	(68,868)	(89,178)

Cash and cash equivalents, beginning of the period	164,041	147,259

Cash and cash equivalents, end of the period	$95,173	$58,081

Non-U.S. GAAP Financial Measures

We define EBITDA as net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. We define Adjusted EBITDA as EBITDA plus restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure and, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as revenue growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not consider certain requirements, such as capital expenditures and depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The following table outlines the reconciliation from net income (loss) to Adjusted EBITDA for the periods indicated:

	Three Months Ended
(in thousands)	March 31,
	2021	2020
Net income (loss)	$(20,434)	$(12,743)
Interest expense, net	14,359	16,065
Provision (benefit) for income taxes	(2,392)	(867)
Depreciation and amortization	10,799	11,888
EBITDA	2,332	14,343

Non-cash stock compensation expense	727	1,113
Warrant liability fair value adjustment (1)	300	1,057
Adjusted EBITDA	$3,359	$16,513

(1)Reflects an adjustment to the fair value of the Company’s Series B Preferred Stock and Private warrant liabilities. The warrant liability fair value adjustment is a mark-to-market adjustment based on fluctuation in the Company's stock price or warrant stock price.

The following table outlines the reconciliation from 2021 projected net income to 2021 projected Adjusted EBITDA using estimated amounts:

	Guidance
	For the year ended December 31, 2021
(in thousands)	Low Estimate	High Estimate

Net income (loss)	$4,000	$11,500

Interest expense, net	61,000	61,000
Depreciation and amortization	50,000	50,000
Expense for income taxes	10,000	11,000
EBITDA	125,000	133,500

Non-cash stock compensation expense	4,000	4,500
Warrant liability fair value adjustment	1,000	2,000
Adjusted EBITDA	$130,000	$140,000